NEWS RELEASE
Molson Coors Beverage Company Reports 2025 First Quarter Results
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Golden, Colorado and Montréal, Québec – May 8, 2025 – Molson Coors Beverage Company ("MCBC," "Molson Coors" or "the Company") (NYSE: TAP, TAP.A; TSX: TPX.A, TPX.B) today reported results for the 2025 first quarter.
2025 FIRST QUARTER FINANCIAL HIGHLIGHTS1
•Net sales decreased 11.3% reported and 10.4% in constant currency.
•U.S. GAAP income before income taxes decreased 41.1% to $156.3 million.
•Underlying (Non-GAAP) income before income taxes decreased 49.5% in constant currency to $131.1 million.
•U.S. GAAP net income attributable to MCBC of $121.0 million, $0.59 per share on a diluted basis. Underlying (Non-GAAP) diluted EPS of $0.50 decreased 47.4%.
•Updated 2025 full year guidance for the following key financial metrics:
◦Net sales: Low single-digit decline on a constant currency basis, compared to low single-digit increase, previously
◦Underlying (Non-GAAP) income (loss) before income taxes: Low single-digit decline on a constant currency basis, compared to mid single-digit increase, previously
◦Underlying (Non-GAAP) diluted earnings per share: Low single-digit increase compared to high single-digit increase, previously
◦Capital expenditures: $650 million incurred, plus or minus 5% compared to $750 million, plus or minus 5%, previously
◦Underlying (Non-GAAP) free cash flow: $1.3 billion, plus or minus 10% remains unchanged
CEO AND CFO PERSPECTIVES

Gavin Hattersley, President and Chief Executive Officer Statement:
"The macroeconomic environment and its broad effects on the beer industry and consumer, as well as competitive pressures in EMEA&APAC, impacted our financial results in the first quarter. Additionally, in the quarter we saw expected headwinds, namely cycling the prior year's significant inventory build in the U.S., the discontinuation of our contract brewing arrangements in the Americas, and transition fees related to Fever-Tree.
The global macroeconomic environment is volatile. Uncertainty around the effects of geopolitical events and global trade policy, including the impacts on economic growth, consumer confidence and expectations around inflation, and currencies has pressured the beer industry and consumption trends. Given the uncertainty is ongoing, we have adjusted our 2025 full year guidance.
In this environment, we remain focused on controlling what we can control. We have continued to make progress against our Acceleration Plan. Our core power brands remain healthy. We made a significant step forward in our premiumization initiatives and added meaningful scale to our nonalcoholic operations with our exclusive U.S. partnership with Fever-Tree, the world's leader of premium carbonated mixers. Further, we have strong plans for all of our key brands as we enter our peak selling season.
We are taking actions to help mitigate the short-term challenges in these uncertain times like reducing non-business critical discretionary spend and capital projects while continuing to support the medium and long-term health and growth objectives of the company."

1 See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

Tracey Joubert, Chief Financial Officer Statement:
"We remain focused on continuing to improve the efficiency of our business through enhanced capabilities to drive margin expansion. Further, we are committed to protecting and growing our Underlying Free Cash Flow while making prudent capital allocation decisions that support our strategic growth initiatives and allow us to return cash to shareholders through a growing dividend and continued share repurchases."

CONSOLIDATED PERFORMANCE - FIRST QUARTER 2025

	For the Three Months Ended
($ in millions, except per share data) (Unaudited)	March 31, 2025	March 31, 2024	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
Net sales	$2,304.1	$2,596.4	(11.3)%	$(21.1)	(10.4)%
U.S. GAAP income (loss) before income taxes	$156.3	$265.4	(41.1)%	$0.2	(41.2)%
Underlying income (loss) before income taxes(1)	$131.1	$258.8	(49.3)%	$0.4	(49.5)%
U.S. GAAP net income (loss)(2)	$121.0	$207.8	(41.8)%
Per diluted share	$0.59	$0.97	(39.2)%
Underlying net income (loss)(1)	$101.7	$202.8	(49.9)%
Per diluted share	$0.50	$0.95	(47.4)%
Financial volume(3)	15.409	17.974	(14.3)%
Brand volume(3)	15.547	16.899	(8.0)%

(1)Represents income (loss) before income taxes and net income (loss) attributable to MCBC adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.
(2)Net income (loss) attributable to MCBC.
(3)See Worldwide and Segment Brand and Financial Volume in the Appendix for definitions of financial volume and brand volume as well as the reconciliation from financial volume to brand volume.
QUARTERLY CONSOLIDATED HIGHLIGHTS (VERSUS FIRST QUARTER 2024 RESULTS)
•Net sales: The following table highlights the drivers of the change in net sales for the three months ended March 31, 2025, compared to March 31, 2024 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(14.3%)
Price and sales mix	3.9%
Currency	(0.9%)
Total consolidated net sales	(11.3%)

Net sales decreased 11.3%, driven by lower financial volumes and unfavorable foreign currency impacts, partially offset by favorable price and sales mix. Net sales decreased 10.4% in constant currency.
Financial volumes decreased 14.3%, primarily due to lower shipments in both the Americas and EMEA&APAC segments. Brand volumes decreased 8.0%, including a 7.4% decrease in the Americas as well as a 9.8% decrease in EMEA&APAC.
Price and sales mix favorably impacted net sales by 3.9%, primarily due to favorable sales mix as a result of lower contract brewing volume in the Americas segment and increased net pricing.

•Cost of goods sold ("COGS"): decreased 11.0% on a reported basis, primarily due to lower financial volumes and favorable foreign currency impacts, partially offset by higher cost of goods sold per hectoliter. COGS per hectoliter: increased 3.8% on a reported basis, primarily due to volume deleverage, unfavorable mix driven by lower contract brewing volume in the Americas segment and premiumization as well as cost inflation related to materials and manufacturing expenses, partially offset by cost savings initiatives and favorable changes in our unrealized mark-to-market commodity derivative positions. Underlying (Non-GAAP) COGS per hectoliter: increased 6.1% in constant currency, primarily due to volume deleverage, unfavorable mix driven by lower contract brewing volume in the Americas segment and premiumization as well as cost inflation related to materials and manufacturing expenses, partially offset by cost savings initiatives.
•Marketing, general & administrative ("MG&A"): decreased 0.2% on a reported basis, primarily due to lower marketing investment and favorable foreign currency impacts, partially offset by higher general and administrative expenses as a result of approximately $30 million of integration and transition fees from the Fevertree USA, Inc. acquisition which are anticipated to be recovered through net sales revenue over future periods. Underlying (Non-GAAP) MG&A: increased 1.2% in constant currency.
•U.S. GAAP income (loss) before income taxes: U.S. GAAP income before income taxes declined 41.1% on a reported basis, primarily due to lower financial volumes, cost inflation related to materials and manufacturing expenses and higher other operating expense as a result of the planned closure of certain of our U.S. craft breweries and related restructuring costs, partially offset by increased net pricing, favorable mix, favorable fair value adjustment of our Fevertree Drinks plc investment, cost savings initiatives and favorable changes in unrealized mark-to-market commodity derivative positions.
•Underlying (Non-GAAP) income (loss) before income taxes: Underlying income before income taxes decreased 49.5% in constant currency, primarily due to lower financial volumes as well as cost inflation related to materials and manufacturing expenses, partially offset by favorable mix, increased net pricing and cost savings initiatives.
•Effective Tax Rate and Underlying (Non-GAAP) Effective Tax Rate

(Unaudited)	For the Three Months Ended
	March 31, 2025	March 31, 2024
U.S. GAAP and Underlying (Non-GAAP) effective tax rate	21%	21%
The effective tax rate for the three months ended March 31, 2025, was flat compared to the prior year.
•Net income (loss) attributable to MCBC per diluted share: Net income attributable to MCBC per diluted share declined 39.2% primarily due to a decrease in U.S. GAAP income before income taxes, partially offset by a decrease in the weighted average diluted shares outstanding driven by share repurchases.
•Underlying (Non-GAAP) net income (loss) attributable to MCBC per diluted share: Underlying net income attributable to MCBC per diluted share declined 47.4% primarily due to a decrease in underlying income before income taxes, partially offset by a decrease in the weighted average diluted shares outstanding driven by share repurchases.
QUARTERLY SEGMENT HIGHLIGHTS (VERSUS FIRST QUARTER 2024 RESULTS)
Americas Segment Overview
The following table highlights the Americas segment results for the three months ended March 31, 2025, compared to March 31, 2024:

	For the Three Months Ended
($ in millions, except per share data) (Unaudited)	March 31, 2025	March 31, 2024	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$1,881.8	$2,145.4	(12.3)	$(15.9)	(11.5)
Income (loss) before income taxes(1)	$209.3	$320.6	(34.7)	$(0.2)	(34.7)
Underlying income (loss) before income taxes(1)(2)	$202.8	$321.1	(36.8)	$(0.2)	(36.8)

The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.
(1)Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)Represents income (loss) before income taxes adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.
Americas Segment Highlights (Versus First Quarter 2024 Results)
•Net sales: The following table highlights the drivers of the change in net sales for the three months ended March 31, 2025, compared to March 31, 2024 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(15.6%)
Price and sales mix	4.1%
Currency	(0.8%)
Total Americas net sales	(12.3%)

Net sales decreased 12.3%, driven by lower financial volumes and unfavorable foreign currency impacts, partially offset by favorable price and sales mix. Net sales decreased 11.5% in constant currency.
Financial volumes decreased 15.6%, primarily due to lower brand volumes, the cycling of a higher distributor inventory build in the prior year to mitigate the impact of the Fort Worth brewery strike that commenced in mid-February 2024 and an approximate 4% impact from lower contract brewing volume resulting from the exit of contract brewing arrangements in both the U.S. and Canada. Americas brand volumes decreased 7.4%, including an 8.8% decrease in the U.S., driven by the impacts of the macroeconomic environment resulting in industry softness, the cycling of double-digit growth in our core power brands in the prior year and one less trading day in the current quarter. Canada brand volumes decreased 2.7%.
Price and sales mix favorably impacted net sales by 4.1%, primarily due to favorable sales mix as a result of lower contract brewing volume and positive brand mix as well as increased net pricing.
•U.S. GAAP income (loss) before income taxes: U.S. GAAP income before income taxes declined 34.7% on a reported basis, primarily due to lower financial volumes, cost inflation related to materials and manufacturing expenses, unfavorable other operating expense as a result of the planned closure of certain of our U.S. craft breweries and related restructuring costs as well as higher MG&A expense, partially offset by favorable mix, increased net pricing, favorable fair value adjustment of our Fevertree Drinks plc investment and cost savings initiatives. Higher MG&A spend was primarily due to higher general and administrative expenses as a result of approximately $30 million of integration and transition fees from the Fevertree USA, Inc. acquisition which are anticipated to be recovered through net sales revenue over future periods, partially offset by lower marketing investment.
•Underlying (Non-GAAP) income (loss) before income taxes: Underlying income before income taxes declined 36.8% in constant currency, primarily due to lower financial volumes, cost inflation related to materials and manufacturing expenses and higher MG&A expense, partially offset by favorable mix, increased net pricing and cost savings initiatives.

EMEA&APAC Segment Overview
The following table highlights the EMEA&APAC segment results for the three months ended March 31, 2025, compared to March 31, 2024:

	For the Three Months Ended
($ in millions, except per share data) (Unaudited)	March 31, 2025	March 31, 2024	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$427.3	$454.7	(6.0)	$(5.2)	(4.9)
Income (loss) before income taxes(1)	$(19.2)	$(11.0)	(74.5)	$2.0	(92.7)
Underlying income (loss) before income taxes(1)(2)	$(19.2)	$(17.3)	(11.0)	$2.0	(22.5)

The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.
(1)Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)Represents income (loss) before income taxes adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.
EMEA&APAC Segment Highlights (Versus First Quarter 2024 Results)
•Net sales: The following table highlights the drivers of the change in net sales for the three months ended March 31, 2025, compared to March 31, 2024 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(9.7%)
Price and sales mix	4.8%
Currency	(1.1%)
Total EMEA&APAC net sales	(6.0%)

Net sales decreased 6.0%, driven by lower financial volumes and unfavorable foreign currency impacts, partially offset by favorable price and sales mix. Net sales decreased 4.9% in constant currency.
Financial and brand volumes decreased 9.7% and 9.8%, respectively, primarily due to lower volumes across all regions driven by soft market demand and heightened competitive landscape.
Price and sales mix favorably impacted net sales by 4.8%, primarily due to favorable sales mix driven by higher factored volumes and premiumization as well as increased net pricing.
•U.S. GAAP income (loss) before income taxes: U.S. GAAP loss before income taxes increased 74.5% on a reported basis primarily due to lower financial volumes, partially offset by lower MG&A expense, increased net pricing and favorable foreign currency impacts.
•Underlying (Non-GAAP) income (loss) before income taxes: Underlying loss before income taxes increased 22.5% in constant currency, primarily due to lower financial volumes, partially offset by lower MG&A expense and increased net pricing.
CASH FLOW AND LIQUIDITY HIGHLIGHTS
•U.S. GAAP cash from operations: Net cash used in operating activities was $90.7 million for the three months ended March 31, 2025, compared to net cash provided by operating activities of $25.4 million for the three months ended March 31, 2024. The year over year change was primarily due to lower net income adjusted for non-cash items, partially offset by favorable changes in working capital. The favorable changes in working capital were primarily driven by the timing of cash receipts as well as lower payments for prior year annual incentive compensation, partially offset by the $60.6 million payment as final resolution of the Keystone litigation case and timing of inventories.

•Underlying (Non-GAAP) free cash flow: Cash used of $264.6 million for the three months ended March 31, 2025, represents an increase in cash used of $76.0 million from the prior year, which was primarily due to a decline in operating cash flows and an increase in capital expenditures driven by the timing of capital projects.
•Debt: Total debt as of March 31, 2025, was $6,237.8 million and cash and cash equivalents totaled $412.7 million, resulting in net debt of $5,825.1 million and a net debt to underlying EBITDA ratio of 2.47x. As of March 31, 2024, our net debt to underlying EBITDA ratio was 2.29x.
•Dividends: We paid cash dividends of $99.2 million and $96.8 million for the three months ended March 31, 2025 and March 31, 2024, respectively.
•Share Repurchase Program: We paid $59.6 million and $113.6 million, including brokerage commissions, for share repurchases during the three months ended March 31, 2025 and March 31, 2024, respectively.
2025 OUTLOOK
We have adjusted our 2025 guidance for certain key financial metrics due to the impacts of the global macroeconomic environment on the beer industry and consumer trends. While we have included in our guidance our best estimate of some of these factors, including the direct cost impacts from announced tariffs, the indirect effects of these trends are multi-faceted and include inherent uncertainties that could impact our financial performance beyond what is contemplated in our guidance.
•Net sales: low single-digit decrease versus 2024 on a constant currency basis compared to low single-digit increase versus 2024 on a constant currency basis, previously
•Underlying (Non-GAAP) income (loss) before income taxes: low single-digit decrease versus 2024 on a constant currency basis compared to mid single-digit increase versus 2024 on a constant currency basis, previously
•Underlying (Non-GAAP) diluted earnings per share: low single-digit increase versus 2024 compared to high single-digit increase versus 2024, previously
•Capital expenditures: $650 million incurred, plus or minus 5% compared to $750 million incurred, plus or minus 5%, previously
•Underlying (Non-GAAP) free cash flow: $1.3 billion, plus or minus 10%
•Underlying (Non-GAAP) depreciation and amortization: $675 million, plus or minus 5%
•Underlying (Non-GAAP) net interest expense: $215 million, plus or minus 5%
•Underlying (Non-GAAP) effective tax rate: in the range of 22% to 24%
SUBSEQUENT EVENTS
On April 12, 2025, Gavin D.K. Hattersley, President and Chief Executive Officer of the Company and a member of the Board of Directors ("Board"), informed the Company and the Board that he intends to retire from the Company and as a member of the Board, in each case, by December 31, 2025.
NOTES
Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all quarterly comparative results are for the Company’s first quarter ended March 31, 2025, compared to the first quarter ended March 31, 2024. Some numbers may not sum due to rounding.
CONTACTS
Investor Relations    News Media
Traci Mangini, (415) 308-0151    Rachel Gellman Johnson, (314) 452-9673

2025 FIRST QUARTER INVESTOR CONFERENCE CALL
Molson Coors Beverage Company will conduct an earnings conference call with financial analysts and investors at 8:30 a.m. Eastern Time today to discuss the Company’s 2025 first quarter results. The live webcast will be accessible via our website, ir.molsoncoors.com. An online replay of the webcast is expected to be posted within two hours following the live webcast. The Company will post this release and related financial statements on its website today.
OVERVIEW OF MOLSON COORS BEVERAGE COMPANY
For more than two centuries, we have brewed beverages that unite people to celebrate all life’s moments. From our core power brands Coors Light, Miller Lite, Coors Banquet, Molson Canadian, Carling and Ožujsko to our above premium brands including Madrí Excepcional, Staropramen, Blue Moon Belgian White and Leinenkugel’s Summer Shandy, to our economy and value brands like Miller High Life and Keystone Light, we produce many beloved and iconic beers. While our Company's history is rooted in beer, we offer a modern portfolio that expands beyond the beer aisle as well, including flavored beverages like Vizzy Hard Seltzer, spirits like Five Trail whiskey and non-alcoholic beverages. We also have partner brands, such as Simply Spiked, ZOA Energy, Fever-Tree, among others, through license, distribution, partnership and joint venture agreements. As a business, our ambition is to be the first choice for our people, our consumers and our customers, and our success depends on our ability to make our products available to meet a wide range of consumer segments and occasions.
To learn more about Molson Coors Beverage Company, visit molsoncoors.com.
ABOUT MOLSON COORS CANADA INC.
Molson Coors Canada Inc. ("MCCI") is a subsidiary of Molson Coors Beverage Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.
FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words "expects," "intend," "goals," "plans," "believes," "continues," "may," "anticipate," "seek," "estimate," "outlook," "trends," "future benefits," "potential," "projects," "strategies," "implies," and variations of such words and similar expressions are intended to identify forward-looking statements. Statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the headings "CEO and CFO Perspectives" and "2025 Outlook," with respect to, among others, expectations of cost inflation, limited consumer disposable income, consumer preferences, overall volume and market share trends, our competitive position, pricing trends, macroeconomic forces, beverage industry trends, cost reduction strategies, execution of our Acceleration Plan, shipment levels and profitability, the sufficiency of capital resources, anticipated results, expectations for funding future capital expenditures and operations, effective tax rate, debt service capabilities, timing and amounts of debt and leverage levels, Preserving the Planet and related initiatives and expectations regarding future dividends and share repurchases. In addition, statements that we make in this press release that are not statements of historical fact may also be forward-looking statements.
Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

MARKET AND INDUSTRY DATA
The market and industry data used, if any, in this press release are based on independent industry publications, customer specific data, trade or business organizations, reports by market research firms and other published statistical information from third parties, including Circana (formerly Information Resources, Inc.) for U.S. market data and Beer Canada for Canadian market data (collectively, the “Third Party Information”), as well as information based on management’s good faith estimates, which we derive from our review of internal information and independent sources. Such Third Party Information generally states that the information contained therein or provided by such sources has been obtained from sources believed to be reliable.

APPENDIX
STATEMENTS OF OPERATIONS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

(In millions, except per share data) (Unaudited)	For the Three Months Ended
	March 31, 2025	March 31, 2024
Sales	$2,690.2	$3,049.3
Excise taxes	(386.1)	(452.9)
Net sales	2,304.1	2,596.4
Cost of goods sold	(1,453.2)	(1,632.9)
Gross profit	850.9	963.5
Marketing, general and administrative expenses	(653.2)	(654.6)
Other operating income (expense), net	(15.9)	6.3
Equity income (loss)	4.5	(0.9)
Operating income (loss)	186.3	314.3
Interest income (expense), net	(56.6)	(48.4)
Other pension and postretirement benefits (costs), net	3.8	7.4
Other non-operating income (expense), net	22.8	(7.9)
Income (loss) before income taxes	156.3	265.4
Income tax benefit (expense)	(33.2)	(55.5)
Net income (loss)	123.1	209.9
Net (income) loss attributable to noncontrolling interests	(2.1)	(2.1)
Net income (loss) attributable to MCBC	$121.0	$207.8

Basic net income (loss) attributable to MCBC per share	$0.60	$0.98
Diluted net income (loss) attributable to MCBC per share	$0.59	$0.97

Weighted average shares outstanding - basic	203.0	212.7
Weighted average shares outstanding - diluted	204.0	214.2

Dividends per share	$0.47	$0.44

BALANCE SHEETS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

(In millions, except par value) (Unaudited)	As of
	March 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$412.7	$969.3
Trade receivables, net	789.1	693.1
Other receivables, net	119.9	149.8
Inventories, net	870.5	727.8
Other current assets, net	371.4	308.4
Total current assets	2,563.6	2,848.4
Property, plant and equipment, net	4,505.5	4,460.4
Goodwill	5,582.3	5,582.3
Other intangibles, net	12,204.5	12,195.2
Other assets	1,074.6	978.0
Total assets	$25,930.5	$26,064.3
Liabilities and equity
Current liabilities
Accounts payable and other current liabilities	$2,782.6	$3,013.0
Current portion of long-term debt and short-term borrowings	83.2	32.2
Total current liabilities	2,865.8	3,045.2
Long-term debt	6,154.6	6,113.9
Pension and postretirement benefits	413.9	416.7
Deferred tax liabilities	2,738.3	2,733.4
Other liabilities	306.1	302.4
Total liabilities	12,478.7	12,611.6
Redeemable noncontrolling interest	165.8	168.5
Molson Coors Beverage Company stockholders' equity
Capital stock
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value (authorized: 500.0 shares; issued: 216.1 shares and 215.5 shares, respectively)	2.2	2.1
Class A exchangeable shares, no par value (issued and outstanding: 2.7 shares and 2.7 shares, respectively)	100.8	100.8
Class B exchangeable shares, no par value (issued and outstanding: 7.1 shares and 7.2 shares, respectively)	267.5	271.1
Paid-in capital	7,222.9	7,223.6
Retained earnings	8,263.0	8,238.0
Accumulated other comprehensive income (loss)	(1,325.4)	(1,362.4)
Class B common stock held in treasury at cost (25.9 shares and 24.8 shares, respectively)	(1,440.7)	(1,380.8)
Total Molson Coors Beverage Company stockholders' equity	13,090.3	13,092.4
Noncontrolling interests	195.7	191.8
Total equity	13,286.0	13,284.2
Total liabilities and equity	$25,930.5	$26,064.3

CASH FLOW STATEMENTS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows

(In millions) (Unaudited)	For the Three Months Ended
	March 31, 2025	March 31, 2024
Cash flows from operating activities
Net income (loss) including noncontrolling interests	$123.1	$209.9
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	180.3	169.0
Amortization of debt issuance costs and discounts	1.3	1.3
Share-based compensation	11.9	12.8
(Gain) loss on sale or impairment of property, plant, equipment and other assets, net	(8.2)	(5.8)
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	(20.1)	6.3
Equity (income) loss	(4.5)	0.9
Income tax (benefit) expense	33.2	55.5
Income tax (paid) received	(10.4)	(9.3)
Interest expense, excluding amortization of debt issuance costs and discounts	60.0	54.1
Interest paid	(74.2)	(73.6)
Other non-cash items, net	(28.3)	—
Change in current assets and liabilities (net of impact of business combinations) and other	(354.8)	(395.7)
Net cash provided by (used in) operating activities	(90.7)	25.4
Cash flows from investing activities
Additions to property, plant and equipment	(237.3)	(214.7)
Proceeds from sales of property, plant, equipment and other assets	2.3	1.7
Acquisition of business, net of cash acquired	(20.8)	—
Other	(85.5)	0.5
Net cash provided by (used in) investing activities	(341.3)	(212.5)
Cash flows from financing activities
Dividends paid	(99.2)	(96.8)
Payments for purchases of treasury stock	(59.6)	(113.6)
Payments on debt and borrowings	(3.1)	(1.6)
Other	30.7	(4.2)
Net cash provided by (used in) financing activities	(131.2)	(216.2)
Effect of foreign exchange rate changes on cash and cash equivalents	6.6	(7.2)
Net increase (decrease) in cash and cash equivalents	(556.6)	(410.5)
Balance at beginning of year	969.3	868.9
Balance at end of period	$412.7	$458.4

SUMMARIZED SEGMENT RESULTS (hectoliter volume and $ in millions) (Unaudited)

Americas	Q1 2025	Q1 2024	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales(1)	$1,881.8	$2,145.4	(12.3)	$(15.9)	(11.5)
COGS(1)(2)	$(1,169.9)	$(1,315.5)	11.1	$10.1	10.3
MG&A	$(514.3)	$(506.7)	(1.5)	$6.1	(2.7)
Income (loss) before income taxes	$209.3	$320.6	(34.7)	$(0.2)	(34.7)
Underlying income (loss) before income taxes(3)	$202.8	$321.1	(36.8)	$(0.2)	(36.8)
Financial volume(1)(4)	11.742	13.910	(15.6)
Brand volume	11.931	12.891	(7.4)
EMEA&APAC	Q1 2025	Q1 2024	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales(1)	$427.3	$454.7	(6.0)	$(5.2)	(4.9)
COGS(1)(2)	$(307.0)	$(321.6)	4.5	$4.2	3.2
MG&A	$(138.9)	$(147.9)	6.1	$2.6	4.3
Income (loss) before income taxes	$(19.2)	$(11.0)	(74.5)	$2.0	(92.7)
Underlying income (loss) before income taxes(3)	$(19.2)	$(17.3)	(11.0)	$2.0	(22.5)
Financial volume(1)(4)	3.669	4.064	(9.7)
Brand volume	3.616	4.008	(9.8)
Unallocated & Eliminations	Q1 2025	Q1 2024	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales	$(5.0)	$(3.7)	(35.1)	$—	(35.1)
COGS(2)	$23.7	$4.2	464.3	$(0.2)	469.0
Income (loss) before income taxes	$(33.8)	$(44.2)	23.5	$(1.6)	27.1
Underlying income (loss) before income taxes(3)	$(52.5)	$(45.0)	(16.7)	$(1.4)	(13.6)
Financial volume	(0.002)	—	N/M
Consolidated	Q1 2025	Q1 2024	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales	$2,304.1	$2,596.4	(11.3)	$(21.1)	(10.4)
COGS	$(1,453.2)	$(1,632.9)	11.0	$14.1	10.1
MG&A	$(653.2)	$(654.6)	0.2	$8.7	(1.1)
Income (loss) before income taxes	$156.3	$265.4	(41.1)	$0.2	(41.2)
Underlying income (loss) before income taxes(3)	$131.1	$258.8	(49.3)	$0.4	(49.5)
Financial volume(4)	15.409	17.974	(14.3)
Brand volume	15.547	16.899	(8.0)
The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.
(1)Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.
(3)Represents income (loss) before taxes adjusted for non-GAAP items. See the Non-GAAP Measures and Reconciliations section for definitions and reconciliations of non-GAAP financial measures including constant currency.
(4)Financial volume in hectoliters for the Americas and EMEA&APAC segments excludes royalty volume of 0.673 million hectoliters and 0.220 million hectoliters, respectively, for the three months ended March 31, 2025 and excludes royalty volume of 0.591 million hectoliters and 0.218 million hectoliters, respectively, for the three months ended March 31, 2024.

WORLDWIDE AND SEGMENT BRAND AND FINANCIAL VOLUME (in millions of hectoliters) (Unaudited)

	For the Three Months Ended
Americas	March 31, 2025	March 31, 2024	Change
Financial Volume	11.742	13.910	(15.6)%
Contract brewing and wholesale/factored volume	(0.385)	(0.870)	(55.7)%
Royalty volume	0.673	0.591	13.9%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other(1)	(0.099)	(0.740)	(86.6)%
Total Americas Brand Volume	11.931	12.891	(7.4)%

EMEA&APAC	March 31, 2025	March 31, 2024	Change
Financial Volume	3.669	4.064	(9.7)%
Contract brewing and wholesale/factored volume	(0.273)	(0.274)	(0.4)%
Royalty volume	0.220	0.218	0.9%
Total EMEA&APAC Brand Volume	3.616	4.008	(9.8)%

Consolidated	March 31, 2025	March 31, 2024	Change
Financial Volume	15.409	17.974	(14.3)%
Contract brewing and wholesale/factored volume	(0.658)	(1.144)	(42.5)%
Royalty volume	0.893	0.809	10.4%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other	(0.097)	(0.740)	(86.9)%
Total Worldwide Brand Volume	15.547	16.899	(8.0)%

(1)Includes gross inter-segment volumes which are eliminated in the consolidated totals.
Worldwide brand volume (or "brand volume" when discussed by segment) reflects owned or actively managed brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Financial volume represents owned or actively managed brands sold to unrelated external customers within our geographical markets, net of returns and allowances as well as contract brewing, wholesale non-owned brand volume and company-owned distribution volume. Contract brewing and wholesale/factored volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Factored volume in our EMEA&APAC segment represents the distribution of beer, wine, spirits and other products owned and produced by other companies to the on-premise channel such as bars and restaurants, which is a common arrangement in the U.K. Royalty volume consists of our brands produced and sold by third parties under various license and contract brewing agreements and, because this is owned volume, it is included in worldwide brand volume. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler ("STW") volume to Sales-to-Retailer ("STR") volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.
We also utilize COGS per hectoliter, as well as the year over year changes in this metric, as a key metric for analyzing our results. This metric is calculated as COGS per our unaudited condensed consolidated statements of operations divided by financial volume for the respective period. We believe this metric is important and useful for investors and management because it provides an indication of the trends of sales mix and other cost impacts on our COGS.

NON-GAAP MEASURES AND RECONCILIATIONS
Use of Non-GAAP Measures
In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also use non-GAAP financial measures, as listed and defined below, for operational and financial decision making and to assess Company and segment business performance. These non-GAAP measures should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.
Our management uses these metrics to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the Board of Directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe these measures are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance.
•Underlying Income (Loss) before Income Taxes (Closest GAAP Metric: Income (Loss) Before Income Taxes) – Measure of the Company’s or segment's income (loss) before income taxes excluding the impact of certain non-GAAP adjustment items from our U.S. GAAP financial statements. Non-GAAP adjustment items include goodwill and other intangible and tangible asset impairments, certain restructuring and integration related costs, unrealized mark-to-market gains and losses, adjustments to the redemption value of mandatorily redeemable noncontrolling interests, potential or incurred losses related to certain litigation accruals and settlements, impacts of settlement charges related to annuity purchases and gains and losses on sales of non-operating assets, among other items included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective, involve significant management judgment and can vary substantially from company to company.
•Underlying COGS (Closest GAAP Metric: COGS) – Measure of the Company’s COGS adjusted to exclude non-GAAP adjustment items (as defined above). Non-GAAP adjustment items include, among other items, unrealized mark-to-market gains and losses on our commodity derivative instruments, which are economic hedges, and are recorded through COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivatives without the resulting unrealized mark-to-market volatility.
We also use underlying COGS per hectoliter, as well as the year over year change in such metric, as a key metric for analyzing our results. This metric is calculated as underlying COGS divided by financial volume for the respective period.
•Underlying MG&A (Closest GAAP Metric: MG&A) – Measure of the Company’s MG&A expense excluding the impact of certain non-GAAP adjustment items (as defined above).
•Underlying net interest income (expense), net (Closest GAAP Metric: Interest income (expense), net) – Measure of the Company's net interest expense adjusted to exclude adjustments to the redemption value of mandatorily redeemable noncontrolling interests.
•Underlying net income (loss) attributable to MCBC (Closest GAAP Metric: Net income (loss) attributable to MCBC) – Measure of net income (loss) attributable to MCBC excluding the impact of income (loss) before income tax non-GAAP adjustment items (as defined above), adjustments to the carrying value of redeemable noncontrolling interests resulting from subsequent changes in the redemption value of such interests, the related tax effects of non-GAAP adjustment items and certain other discrete tax items.

•Underlying net income (loss) attributable to MCBC per diluted share (also referred to as Underlying Diluted Earnings per Share) (Closest GAAP Metric: Net income (loss) attributable to MCBC per diluted share) – Measure of underlying net income (loss) attributable to MCBC (as defined above) per diluted share. If applicable, a reported net loss attributable to MCBC per diluted share is calculated using the basic share count due to dilutive shares being antidilutive. If underlying net income (loss) attributable to MCBC becomes income excluding the impact of our non-GAAP adjustment items, we include the incremental dilutive shares, using the treasury stock method, into the dilutive shares outstanding.
•Underlying effective tax rate (Closest GAAP Metric: Effective Tax Rate) – Measure of the Company’s effective tax rate excluding the related tax impact of pre-tax non-GAAP adjustment items (as defined above) and certain other discrete tax items. Discrete tax items include certain significant tax audit and prior year reserve adjustments, impact of significant tax legislation and tax rate changes and significant non-recurring and period specific tax items.
•Underlying free cash flow (Closest GAAP Metric: Net Cash Provided by (Used in) Operating Activities) – Measure of the Company’s operating cash flow calculated as Net Cash Provided by (Used In) Operating Activities less Additions to property, plant and equipment and excluding the pre-tax cash flow impact of certain non-GAAP adjustment items (as defined above). We consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-GAAP adjustment items, which can vary substantially from company to company depending upon accounting methods, book value of assets and capital structure.
•Underlying depreciation and amortization (Closest GAAP Metric: Depreciation & Amortization) – Measure of the Company’s depreciation and amortization excluding the impact of non-GAAP adjustment items (as defined above). These adjustments primarily consist of accelerated depreciation or amortization taken related to the Company’s strategic exit or restructuring activities.
•Net debt and net debt to underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") (Closest GAAP Metrics: Cash, Debt, & Net Income (Loss)) – Measure of the Company’s leverage calculated as net debt (defined as current portion of long-term debt and short-term borrowings plus long-term debt less cash and cash equivalents) divided by the trailing twelve month underlying EBITDA. Underlying EBITDA is calculated as Net income (loss) excluding Interest expense (income), net, Income tax expense (benefit), depreciation and amortization and the impact of non-GAAP adjustment items (as defined above). Effective January 1, 2025, on a prospective basis, Underlying EBITDA excludes amortization of cloud-based software implementation costs. This measure is not the same as the Company’s maximum leverage ratio as defined under its revolving credit facility, which allows for other adjustments in the calculation of net debt to EBITDA.
•Constant currency - Constant currency is a non-GAAP measure utilized to measure performance, excluding the impact of translational and certain transactional foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. We present all percentage changes for net sales, underlying COGS, underlying MG&A and underlying income (loss) before income taxes in constant currency and calculate the impact of foreign exchange by translating our current period local currency results (that also include the impact of the comparable prior period currency hedging activities) at the average exchange rates during the respective period throughout the year used to translate the financial statements in the comparable prior year period. The result is the current period results in U.S. dollars, as if foreign exchange rates had not changed from the prior year period. Additionally, we exclude any transactional foreign currency impacts, reported within the other non-operating income (expense), net line item, from our current period results.
Our guidance or long-term targets for any of the measures noted above are also non-GAAP financial measures that exclude or otherwise have been adjusted for non-GAAP adjustment items from our U.S. GAAP financial statements. When we provide guidance for any of the various non-GAAP metrics described above, we do not provide reconciliations of the U.S. GAAP measures as we are unable to predict with a reasonable degree of certainty the actual impact of the non-GAAP adjustment items. By their very nature, non-GAAP adjustment items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our Company and its financial results. Therefore, we are unable to provide a reconciliation of these measures without unreasonable efforts.

RECONCILIATION TO NEAREST U.S. GAAP MEASURES
Reconciliation by Line Item

(In millions, except per share data) (Unaudited)	For the Three Months Ended March 31, 2025
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(1,453.2)	$(653.2)	$156.3	$121.0	$0.59
Non-GAAP Adjustments (pre-tax)
Restructuring(1)	—	—	19.4	19.4	0.10
Unrealized mark-to-market (gains) losses	(18.7)	—	(18.7)	(18.7)	(0.09)
Other items(2)	—	(0.1)	(25.9)	(25.9)	(0.13)
Tax effects of income before income tax non-GAAP adjustments and discrete tax items	—	—	—	5.9	0.03
Underlying (Non-GAAP)	$(1,471.9)	$(653.3)	$131.1	$101.7	$0.50

(In millions, except per share data) (Unaudited)	For the Three Months Ended March 31, 2024
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(1,632.9)	$(654.6)	$265.4	$207.8	$0.97
Non-GAAP Adjustments (pre-tax)
Restructuring	—	—	(0.9)	(0.9)	—
(Gains) losses on other disposals	—	—	(5.4)	(5.4)	(0.03)
Unrealized mark-to-market (gains) losses	(0.8)	—	(0.8)	(0.8)	—
Other items	—	0.5	0.5	0.5	—
Tax effects of income before income tax non-GAAP adjustments and discrete tax items	—	—	—	1.6	0.01
Underlying (Non-GAAP)	$(1,633.7)	$(654.1)	$258.8	$202.8	$0.95

(1)During the third quarter of 2024, we made the decision to wind down or sell certain U.S. craft businesses and related facilities within the Americas segment. As a result, we recorded employee-related and asset abandonment charges, including accelerated depreciation in excess of normal depreciation of $17.9 million for the three months ended March 31, 2025.
(2)During the three months ended March 31, 2025, we made an investment in Fevertree Drinks plc and hold a minority interest. As a result, we recorded a gain of $25.7 million as an unrealized fair value adjustment.

Reconciliation to Underlying Income (Loss) Before Income Taxes by Segment

(In millions) (Unaudited)	For the Three Months Ended March 31, 2025
	Americas	EMEA&APAC	Unallocated	Consolidated
U.S. GAAP Income (loss) before income taxes	$209.3	$(19.2)	$(33.8)	$156.3
Cost of goods sold(1)	—	—	(18.7)	(18.7)
Marketing, general & administrative	(0.1)	—	—	(0.1)
Other non-GAAP adjustment items(2)	(6.4)	—	—	(6.4)
Total non-GAAP adjustment items	$(6.5)	$—	$(18.7)	$(25.2)
Underlying income (loss) before income taxes (Non-GAAP)	$202.8	$(19.2)	$(52.5)	$131.1

	For the Three Months Ended March 31, 2024
	Americas	EMEA&APAC	Unallocated	Consolidated
U.S. GAAP Income (loss) before income taxes	$320.6	$(11.0)	$(44.2)	$265.4
Cost of goods sold(1)	—	—	(0.8)	(0.8)
Marketing, general & administrative	0.5	—	—	0.5
Other non-GAAP adjustment items(2)	—	(6.3)	—	(6.3)
Total non-GAAP adjustment items	$0.5	$(6.3)	$(0.8)	$(6.6)
Underlying income (loss) before income taxes (Non-GAAP)	$321.1	$(17.3)	$(45.0)	$258.8

(1)Reflects changes in our mark-to-market positions on our derivative hedges recorded as COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.
(2)See the Reconciliations by Line Item table for further information on our non-GAAP adjustments.

Underlying Depreciation and Amortization Reconciliation

(In millions) (Unaudited)	For the Three Months Ended
	March 31, 2025	March 31, 2024
U.S. GAAP depreciation and amortization	$180.3	$169.0
Accelerated depreciation(1)	(17.9)	—
Underlying depreciation and amortization (Non-GAAP)	$162.4	$169.0

(1)During the third quarter of 2024, we made the decision to wind down or sell certain U.S. craft businesses and related facilities within the Americas segment. As a result, we recorded employee-related and asset abandonment charges, including accelerated depreciation in excess of normal depreciation of $17.9 million for the three months ended March 31, 2025.

Underlying Free Cash Flow

(In millions) (Unaudited)	For the Three Months Ended
	March 31, 2025	March 31, 2024
U.S. GAAP Net Cash Provided by (Used In) Operating Activities	$(90.7)	$25.4
Additions to property, plant and equipment, net(1)	(237.3)	(214.7)
Cash impact of non-GAAP adjustment items(2)	63.4	0.7
Underlying Free Cash Flow (Non-GAAP)	$(264.6)	$(188.6)

(1)Included in net cash provided by (used in) investing activities.
(2)Included in net cash provided by (used in) operating activities and reflects the $60.6 million payment as final resolution of the Keystone litigation case paid during the three months ended March 31, 2025. Additionally, includes costs paid for restructuring activities for the three months ended March 31, 2025 and March 31, 2024.

Net Debt and Net Debt to Underlying EBITDA Ratio

(In millions except net debt to underlying EBITDA ratio) (Unaudited)	As of
	March 31, 2025	March 31, 2024
U.S. GAAP Current portion of long-term debt and short-term borrowings	$83.2	$905.5
Add: Long-term debt	6,154.6	5,312.2
Less: Cash and cash equivalents	412.7	458.4
Net debt	5,825.1	$5,759.3
Q1 Underlying EBITDA	353.3	476.2
Q4 Underlying EBITDA	558.5	566.1
Q3 Underlying EBITDA	692.3	742.9
Q2 Underlying EBITDA	750.1	725.2
Non-GAAP Underlying EBITDA(1)	$2,354.2	$2,510.4
Net debt to underlying EBITDA ratio	2.47	2.29

(1)Represents underlying EBITDA on a trailing twelve month basis.
Underlying EBITDA Reconciliation

(In millions) (Unaudited)	For the Three Months Ended
	March 31, 2025	March 31, 2024
U.S. GAAP Net income (loss)	123.1	209.9
Interest expense (income), net	56.6	48.4
Income tax expense (benefit)	33.2	55.5
Depreciation and amortization	183.5	169.0
Non-GAAP adjustments to arrive at underlying EBITDA(1)	(43.1)	(6.6)
Underlying EBITDA (Non-GAAP)	$353.3	$476.2

(1)Includes pre-tax non-GAAP adjustments to Net income (loss) as described in other non-GAAP reconciliation tables above excluding non-GAAP adjustments to interest expense (income), net and depreciation and amortization (including amortization of cloud-based software implementation costs). See the (i) Reconciliations to Nearest U.S. GAAP Measures by Line Item, (ii) Underlying Depreciation and Amortization Reconciliation and (iii) Underlying Net Interest Income (Expense), net Reconciliation tables for further information on our non-GAAP adjustments.